May 4, 1999



Securities and Exchange Commission
Washington D.C. 20549

                  Re:        America First Associates Corp.
                             Registration Statement on Form SB-2
                             File No. 333

Ladies and Gentlemen:

         We have acted as counsel to America First Associates Corp. (the "Registrant") with respect to the above Registration Statement on Form SB-2, relating to the registration of 1,899,600 shares of Common Stock and 3,600,000 shares underlying Class A, Class B and Class C Common Stock Purchase Warrants (collectively the "Warrants") to be sold from time to time by the Selling
Securityholders. In connection therewith, we have examined the Certificate of Incorporation and By-Laws of the Registrant, as amended through the date hereof, and such other materials as we deem pertinent. Based upon the foregoing, it is our opinion that:

         1. The 1,899,600 shares of Common Stock have been paid for and are legally issued, fully paid and non-assessable.

         2. The shares of Common Stock, when issued and paid for in accordance with the terms of the Warrants, will be legally issued, fully paid and non-assessable.

         We  consent  to  the  use  of  this  opinion  as  an  exhibit  to  said
Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

                                                       Very truly yours,